Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

July 6, 2018

Tallgrass Energy, LP

4200 W. 115th Street

Suite 350

Leawood, KS 66211

Ladies and Gentlemen:

We have acted as counsel for Tallgrass Energy LP, a Delaware limited partnership (“TGE”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering securities to be issued and sold by TGE or sold by selling security holders from time to time pursuant to Rule 415 under the Securities Act. Such securities include (i) Class A shares representing limited partner interests in TGE (the “Class A Shares”) that may be issued and sold by TGE or sold by selling security holders; (ii) preferred shares representing limited partner interests in TGE (the “Preferred Shares”) that may be issued and sold by TGE or sold by selling security holders; and (iii) partnership securities representing limited partner interests in TGE (the “Partnership Securities”) that may be issued and sold by TGE or sold by selling security holders. The Class A Shares, the Preferred Shares, and the Partnership Securities are collectively referred to herein as the “Securities.”

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein after expressed, we have examined (i) the First Amended and Restated Agreement of Limited Partnership of TGE and the Certificate of Limited Partnership of TGE, each as amended to the date hereof, (ii) the Amended and Restated Limited Liability Company Agreement of Tallgrass Energy GP, LLC, a Delaware limited liability company and the general partner of TGE (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) the Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, LLC, (iv) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of TGE and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of TGE and the General Partner, (vi) the Registration Statement and the prospectus contained therein (the “Prospectus”) and (vii) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

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In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement; (iii) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by TGE and the other parties thereto; (iv) any securities issuable upon conversion, redemption, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, redemption, exchange or exercise; (v) the certificates, if any, for the Class A Shares, Preferred Shares and Partnership Securities will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Class A Shares, Preferred Shares and Partnership Securities, or, if uncertificated, valid book-entry notations will have been made in the unit register of TGE in accordance with the provisions of the governing documents of TGE; and (vi) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that with respect to Class A Shares, Preferred Shares, and Partnership Securities to be issued and sold by TGE, when (a) TGE has taken all necessary action to approve the issuance of such Class A Shares, Preferred Shares, and/or Partnership Securities, the terms of the offering thereof and related matters, and (b) such Class A Shares, Preferred Shares, and/or Partnership Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by TGE upon payment of the consideration therefor provided for therein, such Class A Shares, Preferred Shares, and/or Partnership Securities will be duly authorized and validly issued and will be fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and applicable federal law of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

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We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.